EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438         kathy.liebmann@la-z-boy.com

LA-Z-BOY PROVIDES UPDATE ON OPERATIONS

MONROE, Mich., April 9, 2020-La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today provided an update to its COVID-19 action plan. With a continued focus on the health, safety and well-being of its employees and their families, its customers and the communities in which it operates, the company will continue to:

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Evaluate plans and timing to re-open the 155 company-owned La-Z-Boy Furniture Galleries® stores on a case by case basis, subject to applicable federal, state and local requirements and guidelines, including social distancing; as a result, the company expects the cadence of store openings to vary

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Evaluate plans and timing to re-start production at its U.S.- and Mexico-based manufacturing facilities, in line with applicable federal, state and local requirements and guidelines, as well as customer demand, with no firm date established; the company is monitoring health, safety and market conditions continually and plans to open as conditions dictate

•	Operate its Regional Distribution Centers, adhering to safety guidelines, to deliver in-process orders

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy Incorporated, said: "Across all our company locations, including plants, La-Z-Boy Furniture Galleries® stores, and Regional Distribution Centers, with the safety and health of our employees and customers being at the forefront of our decisions, we have been monitoring the COVID-19 situation and are adhering to applicable regulations and guidelines set forth by relevant governing authorities. It is our intent to re-open stores and re-start plants as soon as practical so that we can start to bring some of our furloughed employees back to work and continue to provide great service to our customers. The timing of this will be largely dependent on when we are allowed to re-open under the stay-home orders issued by various states so that consumers can return to stores and shop, and employees can return to their jobs. As a result, we expect a phased return to operations over a period of time. Additionally, as we prepare to re-open stores and re-start plants, we continue to follow enhanced health and safety protocols across all locations to ensure our people and our customers are well protected.”

The company remains focused on managing the business to preserve cash and to ensure the continued liquidity of the company.

Customers are invited to engage with La-Z-Boy online and continue their shopping experience by placing orders at La-Z-Boy.com and Joybird.com.

Forward-looking Information
This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those we anticipate or project due to a number of factors, including, but not limited to, potential risks and uncertainties relating to the duration, severity and geographic spread of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to mitigate its impact, the potential negative impact of COVID-19 on the global economy, consumer demand and our supply chain, and the impact of COVID-19 on the Company's financial condition, business operations and liquidity. Other factors include: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of bilateral and multilateral trade agreements impacting our business; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2019 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.
Additional Information
This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.
Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 155 of the 355 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 355 stand-alone La-Z-Boy Furniture Galleries® stores and 559 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.
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